Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
October 22, 2018	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR FIRST QUARTER OF FISCAL 2019;
DECLARES QUARTERLY DIVIDEND OF $0.13 PER COMMON SHARE;
CONFERENCE CALL TO DISCUSS RESULTS SCHEDULED FOR TUESDAY, OCTOBER 23, AT 3:30PM, CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. ("Company") (NASDAQ: SMBC), the parent corporation of Southern Bank ("Bank"), today announced preliminary net income for the first quarter of fiscal 2019 of $6.8 million, an increase of $1.9 million, or 39.9%, as compared to the same period of the prior fiscal year. The increase was attributable to an increase in net interest income, decreases in provision for income taxes and provision for loan losses, and an increase in noninterest income, partially offset by an increase in noninterest expense. Preliminary net income per fully diluted common share was $.76, an increase of $.20 as compared to the $.56 per fully diluted common share reported for the same period of the prior fiscal year.

Highlights for the first quarter of fiscal 2019:

Annualized return on average assets was 1.43%, while annualized return on average equity was 13.4%, as compared to 1.12% and 11.1%, respectively, in the same quarter a year ago, and 1.21% and 11.4%, respectively, in the fourth quarter of fiscal 2018, the linked quarter.

Earnings per common share (diluted) were $.76, up $.20, or 35.7%, as compared to the same quarter a year ago, and up $.13, or 20.6%, from the fourth quarter of fiscal 2018, the linked quarter.

Net loan growth was $60.8 million, a solid result in the Company's seasonally-strong first fiscal quarter. Deposit growth was $11.2 million, in what is typically a seasonally-weaker period, complicated by one-time factors and robust competition for funding.

Net interest margin was 3.92%, up from the 3.79% reported for the year ago period, and from 3.72% for the fourth quarter of fiscal 2018, the linked quarter. Discount accretion in the current quarter was up from both the year-ago period and from the linked quarter, as discussed in detail below.

Noninterest income, excluding securities gains, was up 4.9% compared to the year ago period, and down 2.3% as compared to the fourth quarter of fiscal 2018, the linked quarter.

Noninterest expense was up 6.5% compared to the year ago period, and up 1.5% from the fourth quarter of fiscal 2018, the linked quarter.

Nonperforming assets were $12.5 million, or 0.64% of total assets, at September 30, 2018, as compared to $13.1 million, or 0.69% of total assets, at June 30, 2018, and $6.0 million, or 0.34% of total assets, at September 30, 2017.

Dividend Declared:

The Board of Directors, on October 16, 2018, declared a quarterly cash dividend on common stock of $0.13, payable November 30, 2018, to stockholders of record at the close of business on November 15, 2018, marking the 98th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, October 23, 2018, at 3:30 p.m. central time (4:30 p.m. eastern). The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call. Telephone playback will be available beginning one hour following the conclusion of the call through November 5, 2018. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10125753.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first quarter of fiscal 2019, with total assets of $1.9 billion at September 30, 2018, reflecting an increase of $57.5 million, or 3.0%, as compared to June 30, 2018. Asset growth was comprised mainly of loan growth.

Available-for-sale ("AFS") securities were $144.6 million at September 30, 2018, a decrease of $1.7 million, or 1.2%, as compared to June 30, 2018. Cash equivalents and time deposits were $24.1 million, a decrease of $4.2 million, or 14.8%, as compared to June 30, 2018.

Loans, net of the allowance for loan losses, were $1.6 billion at September 30, 2018, an increase of $60.8 million, or 3.9%, as compared to June 30, 2018. The portfolio saw growth in commercial loans, commercial real estate loans, drawn balances in construction loans, and residential real estate loans, partially offset by a decline in consumer loans. The increase in commercial loan balances was attributable to growth in commercial & industrial lending, and agricultural operating loans. The Company typically experiences stronger loan growth in the first fiscal quarter due to seasonality of agricultural financing. Commercial real estate loans increased due to growth in loans secured by nonresidential properties, partially offset by declines in agricultural real estate lending. The decrease in consumer loans was attributable to loans secured by deposits; reductions in these deposit-secured loan balances had been anticipated based on short-term originations included in figures reported for the fourth quarter of fiscal 2018. Residential real estate growth was attributable to growth in loans secured by multifamily properties, partially offset by a decline in loans secured by 1-4 family properties. Loans anticipated to fund in the next 90 days stood at $114.5 million at September 30, 2018, as compared to $80.8 million at June 30, 2018, and $85.4 million at September 30, 2017.

Nonperforming loans were $7.6 million, or 0.47% of gross loans, at September 30, 2018, as compared to $9.2 million, or 0.59% of gross loans, at June 30, 2018. Nonperforming assets were $12.5 million, or 0.64% of total assets, at September 30, 2018, as compared to $13.1 million, or 0.69% of total assets, at June 30, 2018. The decrease in nonperforming loans was attributed to principal repayment of approximately $1.4 million received on a nonaccrual credit relationship secured by commercial collateral, commercial real estate, and agricultural real estate, combined with Bank foreclosure on property securing what was previously a nonaccrual $1.0 million multifamily relationship, partially offset by various smaller balance credit relationships which migrated to nonaccrual status during the quarter. The decrease in nonperforming assets was attributable to the decrease in nonaccrual loans, discussed above, partially offset an increase in foreclosed real estate, as a result of the foreclosure noted above. Our allowance for loan losses at September 30, 2018, totaled $18.8 million, representing 1.14% of gross loans and 249% of nonperforming loans, as compared to $18.2 million, or 1.15% of gross loans and 199% of nonperforming loans, at June 30, 2018. For all impaired loans, the Company has measured impairment under ASC 310-10-35. Management believes the allowance for loan losses at September 30, 2018, is adequate, based on that measurement.

Total liabilities were $1.7 billion at September 30, 2018, an increase of $52.1 million, or 3.1%, as compared to June 30, 2018.

Deposits were $1.6 billion at September 30, 2018, an increase of $11.2 million, or 0.7%, as compared to June 30, 2018. Deposit balances saw growth in certificates of deposit and money market deposit accounts, while interest-bearing transaction accounts, passbook and statement savings accounts, and noninterest bearing transaction accounts declined. Since June 30, 2018, the Company's public unit deposits decreased $22.6 million, brokered certificates of deposit increased $37.9 million, and brokered nonmaturity deposits increased $901,000. The Company utilized brokered funding in addition to overnight borrowings to fund loan growth during what is often our seasonal peak in loan demand and a weaker period for deposit growth, and to maintain pricing discipline for retail deposits, the competition for which has increased notably. Our discussion of brokered deposits excludes those brokered deposits originated through reciprocal arrangements, as our reciprocal brokered deposits are primarily originated by our public unit depositors and utilized as an alternative to pledging securities against those deposits. The average loan-to-deposit ratio for the first quarter of fiscal 2019 was 101.6%, as compared to 97.8% for the same period of the prior fiscal year.

FHLB advances were $118.3 million at September 30, 2018, an increase of $41.7 million, or 54.3%, as compared to June 30, 2018, with the increase primarily attributable to the Company's use of overnight funding to provide for loan growth in excess of deposit growth. The Company also increased term advances somewhat.

The Company's stockholders' equity was $206.1 million at September 30, 2018, an increase of $5.4 million, or 2.7%, as compared to June 30, 2018. The increase was attributable to the retention of net income, partially offset by the payment of dividends on common stock and a decrease in accumulated other comprehensive income, which is due to an increase in market interest rates.

Income Statement Summary:

The Company's net interest income for the three-month period ended September 30, 2018, was $17.2 million, an increase of $2.1 million, or 13.7%, as compared to the same period of the prior fiscal year. The increase was attributable to a 9.9% increase in the average balance of interest-earning assets, combined with an increase in net interest margin to 3.92% in the current three-month period, from 3.79% in the three-month period a year ago.

Loan discount accretion and deposit premium amortization related to the Company's August 2014 acquisition of Peoples Bank of the Ozarks (Peoples), the June 2017 acquisition of Capaha Bank (Capaha), and the February 2018 acquisition of Southern Missouri Bank of Marshfield (SMB-Marshfield) resulted in an additional $1.2 million in net interest income for the three-month period ended September 30, 2018, as compared to $465,000 in net interest income for the same period a year ago, as the Company was able to favorably resolve specific acquired impaired credits from the Peoples and Capaha acquisitions, and as discount accretion from the SMB-Marshfield acquisition had no comparable item in the same period a year ago. Combined, these components of net interest income contributed 27 basis points to net interest margin in the three-month period ended September 30, 2018, as compared to a contribution of 12 basis points for the same period of the prior fiscal year. For the linked quarter, ended June 30, 2018, when net interest margin was 3.72%, comparable discount accretion contributed eight basis points to the net interest margin. Generally, the Company expects this component of net interest income to continue to decline, though periodic resolution of specific credit impaired loans from the Peoples and Capaha acquisitions have resulted in notably higher levels of discount accretion in the current period, and in the second and third quarters of fiscal 2018.

The provision for loan losses for the three-month period ended September 30, 2018, was $682,000, as compared to $868,000 in the same period of the prior fiscal year. Decreased provisioning was attributed primarily to principal repayment on loans for which an allowance for loan losses had been established under ASC 310-10-35, partially offset by stronger loan growth. As a percentage of average loans outstanding, the provision for loan losses in the current three-month period represented a charge of 0.17% (annualized), while the Company recorded net charge offs during the period of 0.03% (annualized). During the same period of the prior fiscal year, the provision for loan losses as a percentage of average loans outstanding represented a charge of 0.24% (annualized), while the Company recorded net charge offs of 0.01% (annualized).

The Company's noninterest income for the three-month period ended September 30, 2018, was $3.4 million, an increase of $159,000, or 4.9%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to increased bank card interchange income and deposit account service charges, partially offset by weaker loan origination fees, servicing income, and late charges, and a reduction in gains realized on the sale of residential loans originated for sale into the secondary market.

Noninterest expense for the three-month period ended September 30, 2018, was $11.4 million, an increase of $694,000, or 6.5%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to increases in occupancy expenses, bank card network expense, compensation and benefits, advertising, and other expenses, including expenses related to and losses on disposition of foreclosed real estate, as well as higher expenses related to electronic banking. Expenses related to mergers and acquisitions totaled $175,000 in the current quarter, as compared to $222,000 in the year-ago period. Provisioning for off-balance sheet credit exposure increased to $23,000 in the current quarter, as compared to $2,000 in the year ago period. The efficiency ratio for the three-month period ended September 30, 2018, was 55.6%, as compared to 58.5% in the same period of the prior fiscal year.

The income tax provision for the three-month period ended September 30, 2018, was $1.7 million, a decrease of $223,000, or 11.8%, as compared to the same period of the prior fiscal year, attributable to a decrease in the effective tax rate, to 19.7%, as compared to 28.0% in the year-ago period, partially offset by an increase in pre-tax income. The lower effective tax rate was attributed primarily to the December 2017 enactment of a reduction in the federal corporate income tax rate.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands, except per share data)	2018	2018	2018	2017	2017

Cash equivalents and time deposits	$24,086	$28,279	$32,730	$35,734	$25,849
Available for sale securities	144,625	146,325	146,127	148,353	147,680
FHLB/FRB membership stock	11,007	9,227	7,731	7,504	8,384
Loans receivable, gross	1,642,946	1,581,594	1,539,708	1,469,842	1,465,917
Allowance for loan losses	18,790	18,214	17,263	16,867	16,357
Loans receivable, net	1,624,156	1,563,380	1,522,445	1,452,975	1,449,560
Bank-owned life insurance	37,794	37,547	37,188	34,795	34,562
Intangible assets	19,634	19,996	20,213	14,752	15,071
Premises and equipment	54,669	54,832	55,495	53,479	54,129
Other assets	27,657	26,529	27,864	29,105	28,256
Total assets	$1,943,628	$1,886,115	$1,849,793	$1,776,697	$1,763,491

Interest-bearing deposits	$1,392,006	$1,376,385	$1,377,423	$1,316,703	$1,276,943
Noninterest-bearing deposits	199,120	203,517	196,914	192,266	194,747
Securities sold under agreements to repurchase	3,631	3,267	3,769	3,697	6,627
FHLB advances	118,307	76,652	50,850	59,914	84,654
Note payable	3,000	3,000	3,000	3,000	3,000
Other liabilities	6,533	7,655	6,420	5,721	5,613
Subordinated debt	14,969	14,945	14,921	14,896	14,872
Total liabilities	1,737,566	1,685,421	1,653,297	1,596,197	1,586,456

Common stockholders' equity	206,062	200,694	196,496	180,500	177,035
Total stockholders' equity	206,062	200,694	196,496	180,500	177,035

Total liabilities and stockholders' equity	$1,943,628	$1,886,115	$1,849,793	$1,776,697	$1,763,491

Equity to assets ratio	10.60%	10.64%	10.62%	10.16%	10.04%

Common shares outstanding	8,995,884	8,996,584	8,993,084	8,588,338	8,591,363
Less: Restricted common shares not vested	27,200	28,700	29,200	10,600	17,975
Common shares for book value determination	8,968,684	8,967,884	8,963,884	8,577,738	8,573,388

Book value per common share	$22.98	$22.38	$21.92	$21.04	$20.65
Closing market price	37.27	39.02	36.60	37.59	36.49

Nonperforming asset data as of:	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2018	2018	2018	2017	2017

Nonaccrual loans	$7,557	$9,172	$6,218	$1,635	$2,307
Accruing loans 90 days or more past due	-	-	-	5,681	303
Total nonperforming loans	7,557	9,172	6,218	7,316	2,610
Other real estate owned (OREO)	4,926	3,874	4,067	3,653	3,357
Personal property repossessed	51	50	75	71	67
Total nonperforming assets	$12,534	$13,096	$10,360	$11,040	$6,034

Total nonperforming assets to total assets	0.64%	0.69%	0.56%	0.62%	0.34%
Total nonperforming loans to gross loans	0.47%	0.59%	0.41%	0.50%	0.18%
Allowance for loan losses to nonperforming loans	248.64%	198.58%	277.63%	230.55%	626.70%
Allowance for loan losses to gross loans	1.14%	1.15%	1.12%	1.15%	1.12%

Performing troubled debt restructurings (1)	$11,168	$11,685	$11,847	$8,472	$10,738

(1) Nonperforming troubled debt restructurings are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Average Balance Sheet Data:	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2018	2018	2018	2017	2017

Interest-bearing cash equivalents	$3,196	$4,316	$3,898	$3,027	$2,268
Available for sale securities and membership stock	161,552	158,765	159,875	157,101	153,872
Loans receivable, gross	1,585,741	1,547,635	1,513,674	1,463,054	1,436,156
Total interest-earning assets	1,750,489	1,710,716	1,677,447	1,623,182	1,592,296
Other assets	150,038	152,200	144,828	141,666	140,660
Total assets	$1,900,527	$1,862,916	$1,822,275	$1,764,848	$1,732,956

Interest-bearing deposits	$1,363,570	$1,375,333	$1,368,235	$1,293,165	$1,280,842
Securities sold under agreements to repurchase	3,649	3,802	3,611	4,585	9,492
FHLB advances	105,081	60,246	40,268	70,797	55,063
Note payable	3,000	3,000	3,000	3,000	3,000
Subordinated debt	14,957	14,933	14,909	14,884	14,860
Total interest-bearing liabilities	1,490,257	1,457,314	1,430,023	1,386,431	1,363,257
Noninterest-bearing deposits	198,140	196,476	195,880	193,028	187,330
Other noninterest-bearing liabilities	8,696	10,711	7,871	6,657	7,367
Total liabilities	1,697,093	1,664,501	1,633,774	1,586,116	1,557,954

Common stockholders' equity	203,434	198,415	188,501	178,732	175,002
Total stockholders' equity	203,434	198,415	188,501	178,732	175,002

Total liabilities and stockholders' equity	$1,900,527	$1,862,916	$1,822,275	$1,764,848	$1,732,956

	For the three-month period ended
Quarterly Summary Income Statement Data:	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands, except per share data)	2018	2018	2018	2017	2017

Interest income:
Cash equivalents	$25	$26	$22	$11	$10
Available for sale securities and membership stock	1,101	1,028	1,026	984	946
Loans receivable	20,916	19,093	18,337	18,236	17,455
Total interest income	22,042	20,147	19,385	19,231	18,411
Interest expense:
Deposits	4,009	3,656	3,281	3,025	2,862
Securities sold under agreements to repurchase	8	8	8	8	14
FHLB advances	599	332	199	284	226
Note payable	35	33	30	29	28
Subordinated debt	224	215	192	182	178
Total interest expense	4,875	4,244	3,710	3,528	3,308
Net interest income	17,167	15,903	15,675	15,703	15,103
Provision for loan losses	682	987	550	642	868
Securities gains	-	43	254	37	-
Other noninterest income	3,430	3,511	3,616	3,137	3,271
Noninterest expense	11,449	11,275	11,927	10,519	10,755
Income taxes	1,666	1,559	1,810	2,546	1,889
Net income available to common stockholders	$6,800	$5,636	$5,258	$5,170	$4,862

Basic earnings per common share	$0.76	$0.63	$0.60	$0.60	$0.57
Diluted earnings per common share	0.76	0.63	0.60	0.60	0.56
Dividends per common share	0.13	0.11	0.11	0.11	0.11
Average common shares outstanding:
Basic	8,996,000	8,995,000	8,762,000	8,589,000	8,591,000
Diluted	9,006,000	9,006,000	8,775,000	8,619,000	8,620,000

Return on average assets	1.43%	1.21%	1.15%	1.17%	1.12%
Return on average common stockholders' equity	13.4%	11.4%	11.2%	11.6%	11.1%

Net interest margin	3.92%	3.72%	3.74%	3.87%	3.79%
Net interest spread	3.73%	3.55%	3.58%	3.72%	3.66%

Efficiency ratio	55.6%	58.1%	61.8%	55.8%	58.5%